UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
 CURRENT REPORT

Pursuant to Section 13 or 15(d) of The
 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2017

CONTENT CHECKED HOLDINGS, INC. (Exact name of registrant as specified in its charter)

Nevada	333-190656	99-0371233
(State or Other	(Commission	(I.R.S. Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

28126 Peacock Ridge Drive, Suite 210, Rancho Palos Verdes, California 90275
 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (310) 541-4102

Not Applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as deﬁned in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised ﬁnancial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 2.02.	Results of Operations and Financial Condition

Hillair Capital Management LLC Litigation

As previously reported by Content Checked Holdings, Inc, (the “Company”) in its Current Report on Form 8-K filed with the Securities and Exchange Commission on May 26, 2017, on September 3, 2015, the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with Hillair Capital Investments LP (“Hillair Investments”) and its assignee Hillair Capital Management LLC (“Hillair Management”) (Hillair Investments and Hillair Management are hereinafter collectively referred to as “Hillair”) pursuant to which the Company agreed to sell and Hillair agreed to buy an 8% Senior Secured Convertible Debenture in the aggregate principal amount of $5,040,000 (the “Debenture”).

Pursuant to the terms of the Securities Purchase Agreement, the Company, on September 3, 2015, issued to Hillair the Debenture in exchange for $5,040,000.  Further pursuant to the terms of the Securities Purchase Agreement and the Debenture, the Company agreed to pay Hillair the principal sum of $5,040,000.00 (the “Principal Sum”) on or before July 1, 2017 (the “Maturity Date”).

Prior to the Maturity Date, the Company was required under the terms of the Securities Purchase Agreement and the Debenture to make periodic redemption payments of principal and accrued interest to Hillair (the “Periodic Redemption Payments”).  In addition to the Principal Sum, the Company agreed to pay Hillair interest on the Principal Sum at the rate of 8% per annum, which interest was payable to Hillair quarterly beginning July 1, 2016 and on January 1, April 1, July 1 and October 1 of each year thereafter (the “Quarterly Interest Payments”) as well as on the date a Periodic Redemption Payment, as defined in the Debenture, was due.

In connection with the Debenture, and to secure repayment of the Debenture and all other and further obligations of the Company to Hillair, on September 3, 2015, the Company and Hillair executed a Security Agreement (the “Security Agreement”) pursuant to which Hillair was granted a security interest in essentially all of the assets of the Company, including but not limited to the Company’s intellectual property, to secure payment and performance of the respective obligations and liabilities of the Company to Hillair, and which Security Agreement provided, among other things, that upon a breach of the terms of the Debenture, Hillair was entitled to take possession of the assets of the Company.

On or about October 1, 2016, the Company committed one or more defaults under the terms of the Debenture and Securities Purchase Agreement due to its inability to timely pay required Periodic Redemption Payments and Quarterly Interest Payments.

As a result of the Company’s defaults under the terms of the Debenture and Securities Purchase Agreement, Hillair, on or about December 27, 2016, declared the entire unpaid balance of the Debenture immediately due and payable, and made demand upon the Company for payment of the sums due and owing under the terms of the Debenture. Because of the Company’s compromised financial condition, the Company was not capable of meeting Hillair’s December 27, 2016 demand for payment.

On or about January 23, 2017, Hillair filed an action against the Company in the Los Angeles County Superior Court-West District (the “Court”) for the purpose of securing payment of the sums due and owing Hillair under the terms of the Debenture (the “Action”).  In the Action, Hillair sought and obtained an order appointing a receiver over the assets of the Company in which Hillair had a security interest (the “Assets”), and the Court appointed receiver (the “Receiver”) took possession of the Assets.

On April 18, 2017, the Company and Hillair entered into a settlement agreement (the “Settlement Agreement”) pursuant to which, among other matters, the Assets that were taken into possession by the Court appointed receiver would be sold, assigned and transferred to a newly formed corporation that would continue the original business plan of the Company (such newly formed corporation is hereinafter referred to as “Newco”).  Contingent upon the Company paying Hillair $1.2 million on or before June 2, 2017 (the “Settlement Payment”), the Company would own thirty percent (30%) of Newco’s equity and Hillair would own seventy percent (70%) of Newco’s equity.

The Company failed to make the Settlement Payment as required under the terms of the Settlement Agreement.  As a result, on June 26, 2017, all of the Assets were transferred by the Receiver to Hillair, and the Company has not, and will not, receive any equity interest in Newco.

Concurrently with the transfer of the Assets to Hillair, the Court entered an order granting Hillair a judgment against the Company in the amount of $7,114,625.43.  As a result of this judgment, the Company will record $7,114,625.43 as a current liability in its financial statements for the quarter ended June 30, 2017.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement

The information disclosed above under Item 2.02 is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Director; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of President, Principal Financial Officer, Secretary and General Counsel

On June 12, 2017, John W. Martin was appointed as President, Principal Financial Officer, Secretary and General Counsel of the Company.  Mr. Martin is the sole proprietor of the Law Office of John W. Martin, a Los Angeles-based law firm founded in 1989 which specializes in mergers and acquisitions, corporate and securities law.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONTENT CHECKED HOLDINGS, INC.

	By:	/s/ John W. Martin
John W. Martin
Date: July 10, 2017		President, Principal Financial Officer,
Secretary and General Counsel